Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 19th day of February, 2021, is by and between COMSovereign Holding Corp., a Nevada corporation (the “Company”), and Martin R. Wade, III (the “Executive”). the Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Company and its subsidiaries and affiliates design, build and support infrastructures for the technology and telecommunications industries and the aerostat and drone industry (the “Business”);

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the technology and communications industries and the aerostat and drone industry, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company;

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary.

NOW, THEREFORE, in consideration of the forgoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment. The Company shall employ the Executive, and the Executive shall accept such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on February 20, 2021 (the “Effective Date”) and ending as provided in Section 6 hereof (the “Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall (i) serve the Company in the capacity of Chief Financial Officer (“CFO”) and Executive Vice President, and (ii) have such duties, responsibilities and authorities consistent with his position and as the Company’s CEO or his or her designee may from time to time confer and direct (collectively, the “Duties”).

(b) The Executive shall devote his full business time, effort and energy to the affairs of the Company and the discharge of the Duties.

4. Compensation. Base Compensation. the Company shall pay the Executive an annual base salary in the amount of not less than $225,000.00, calculated and paid in accordance with the Company’s standard practices and policies in effect from time to time; provided, however, that the Company may reduce the Executive’s annual base salary without the prior consent of the Executive if such reduction is implemented in connection with a contemporaneous and substantially similar (or greater) reduction in annual base salaries affecting other executives of the Company with responsibilities substantially similar to the Executive (a “Global Salary Reduction”). The Executive’s annual base salary, as may be adjusted from time to time, is hereinafter referred to as the “Base Salary”.

5. Additional Benefits.

(a) Initial Option Grant.  As soon as practicable after the Effective Date, subject to the approval of the Board of Directors, the Company shall grant Executive Incentive Stock Options (the “Option”) to purchase 150,000 shares of common stock, par value $0.001 per share, of the Company.  The Option shall (i) have an exercise price equal to the fair market value of such shares on the Effective Date (the Effective Date closing price), (ii) have a term of ten years, and (iii) vest on the first anniversary of the Effective Date of continued employement with the Company.  The Option shall be subject to the terms of the Company’s 2020 Long-Term Incentive Plan (the “Plan”) under which it is granted and the terms of the award agreement evidencing such award (the “Option Agreement”).  Executive acknowledges that the grant of the Option shall at all times be subject to the terms and conditions of the Plan and Option Agreement.

(b) Expenses. the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing the Duties, to the extent consistent with the policies established by the Company from time to time with respect to travel and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Executive’s right to reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(c) Benefits. The Executive shall be entitled to participate in such benefit plans as the Company provides to its employees from time to time in accordance with the Company policies, except to the extent that such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). Such participation will be subject to the terms and conditions of such plans, and any other restrictions or limitations imposed by law.

(d) Vacation and Other Leave.  During the Employment Period, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or disallows the carryover from year to year of accrued but unused vacation to.  The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

6. Term.

(a) Subject to earlier termination pursuant to this Section 6, the Employment Period shall continue from the Closing Date for an initial term of one (1) year, and shall automatically renew annually thereafter for subsequent one (1) year terms, unless either the Company or the Executive provides written notice of non-renewal to the other Party not later than sixty (60) days prior to the last day of the then-current term.

(b) Notwithstanding the foregoing, the Employment Period shall earlier terminate under the following circumstances: (i) the Executive’s death or “Permanent Disability” (defined as the expiration of a continuous period of 120 days during which the Executive is unable to perform all of the Duties due to physical or mental incapacity); (ii) the Agreement is terminated for Cause (as defined below) by the Company at any time upon notice to the Executive setting forth in reasonable detail the nature of the cause; (iii) the Agreement is terminated for Good Reason (as defined below) by the Executive in accordance with the timing requirements specified below; (iv) the Agreement is terminated by the Company without Cause at any time upon notice to the Executive; or (v) the Agreement is terminated by the Executive without Good Reason upon thirty (30) days’ prior written notice to the Company (provided that the Company may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay the Base Salary for that portion of the notice period so waived).

(c) For purposes of this Agreement, “Cause” shall mean, as determined by the Company in its reasonable judgment, (i) the failure or refusal by the Executive to perform his lawful Duties (other than any such failure resulting from the Executive’s incapacity due to illness) which, if capable of cure, has not been cured within fifteen (15) business days after written notice of such breach delivered to the Executive by the Company; (ii) the Executive’s material breach of this Agreement, any other agreement between him and the Company (including without limitation the Non-Competition Agreement, as defined below) or any material policy of the Company or its affiliates applicable to him that has been communicated to him in writing which, if capable of cure, has not been cured within fifteen (15) business days after written notice of such breach delivered to the Executive by the Company; (iii) the Executive’s willful misconduct or gross negligence with respect to the performance of the Duties, which, if capable of cure, has not been cured within fifteen (15) business days following written notice of such violation delivered to the Executive by the Company; (iv) the Executive’s conviction, or plea of guilty or nolo contendere, with respect to any felony, or any act of fraud, theft, or financial dishonesty with respect to the Company or any of its affiliates, customers or business partners, or any other crime involving dishonesty, disloyalty or fraud; or (v) habitual alcohol or substance abuse by the Executive.

(d) For purposes of this Agreement, “Good Reason” shall exist upon (i) mutual written agreement by the Executive and the Company that Good Reason exists, or (ii) reduction of the Executive’s annual base salary without the prior consent of the Executive (other than a reduction in annual base salary that is implemented in connection with a Global Salary Reduction); provided, however, that in order for employment to terminate for Good Reason, (A) the Executive must provide written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (B) the condition must remain uncured for a period of thirty (30) days following such notice and (C) the Executive must terminate his employment, if at all, not later than thirty (30) days after the expiration of such cure period.

(e) In the event of any dispute regarding the existence of the Executive’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine and has no prior knowledge of the Executive, which physician shall be selected by the Company and be reasonably acceptable to the Executive or his representative. For this purpose, the Executive will submit to all appropriate medical examinations and any determination by such a physician will be final and conclusive of the issue for all purposes of this Agreement.

7. Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment hereunder, howsoever occurring, the Company shall pay to the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date of termination and (ii) reimbursement for business expenses incurred by the Executive but not yet paid to the Executive as of the date of termination, provided that the Executive submits all expenses and supporting documentation required within thirty (30) days of the date of termination, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). All Final Compensation shall be paid to the Executive at the time prescribed by law or applicable Company policies for such payment, but in no event more than sixty (60) days following the date of termination.

(b) Severance. In the event that the Executive’s employment terminates pursuant to Section 6(b)(iii) or 6(b)(iv) hereof, the Company will pay to the Executive, in addition to Final Compensation, six (6) months of the Base Salary or the remaining current Term, whichever is shorter (the “Severance Payments”). Notwithstanding the foregoing, any obligation of the Company to provide the Severance Payments is conditioned on the Executive’s signing and returning to the Company a timely and effective separation agreement containing a release of all claims against the Company and other customary terms (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date of termination. The Severance Payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment, which shall be retroactive to the date immediately following the date of termination, will be made on the first regularly scheduled payroll date that follows the expiration of sixty (60) days from the date of termination.

(c) Benefits Termination. Except for any right that the Executive may have under the federal law known as “COBRA” (and any applicable state or local laws) to continued participation in the Company’s group health plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of employment, without regard to any continuation of base salary or other payment to the Executive following termination, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of employment.

8. Section 409A. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with the Company and affiliate or subsidiary of the Company and (ii) the Executive’s death; except to the extent of (A) payments that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The terms of this Section 8 shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9. Ownership of Works; Infringement Indemnity.

(a) Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, or developed in future using Works as the basis, are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

(b) Further Assurances. Upon the request and at the expense of the Company, except as provided below, Executive shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 9(a) above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

(c) Attorney in Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 9(b) for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

10. Covenants.

(a) Definitions.

(i) The term the “Company” shall mean COMSoveregin Holding Corp. and its subsidiaries, affiliates and related entities. It is understood that any subsidiaries, affiliates or related entities of the Company are intended third-party beneficiaries of the provisions of this Agreement.

(ii) The term “Confidential Information” shall include, but not be limited to: Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works and Intellectual Property Rights as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any: (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive); (b) information that became available from a third party source and such source is not bound by a confidentiality agreement; (c) any information not otherwise considered by the Board of Directors of the Company to be Confidential Information; (d) information which is subsequently independently conceived or developed by Executive without use or reference to Confidential Information; or (e) information which is generally applicable business or industry know-how or acumen of Executive’s which does not embody and is not predicated upon the Confidential Information.

(iii) The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(iv) The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v) The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is twenty-four (24) months immediately following the termination of the Executive’s employment with the Company for whatever reason.

(vi) The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from the Company, expressed material interest in entering into any contract for products or services with the Company, and/or expressed material interest in entering into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(vii) The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries are engaged in the Business.

(viii) The term “Restricted Business” shall mean any business that competes with the Company in the Business, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

(ix) The term “Vendor” shall mean any supplier, person, or entity from which the Company has purchased products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason; provided that such products or services must be substantially related to the Business.

(b) Non-Competition. During the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

(c) Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise, during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

(d) Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, design, build, or support network infrastructures for the technology and telecommunications industries to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

(e) Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board of the Company, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an employee of the Company, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between the Company and Executive, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Executive will provide the Company with written notice. Notice shall be provided in accordance with Section 15 below.

(f) Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 10 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 10(g) below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 10.

(g) Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 10, the Executive agrees that such a breach or threatened breach would cause irreparable injury to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys’ fees and costs.

(h) Successors and Assigns. the Company and its successors and assigns may enforce these restrictive covenants.

(i) Severability. If any portion of any covenant in this Section 10 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 10 shall survive the term of this Agreement and Executive’s employment with the Company.

11. Return of Company Property. All of the Company’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board of the Company. The Executive also shall return immediately return any the Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 11 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

12. Executive and Company Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be a valid and binding obligation of the Company, enforceable in accordance with its terms.

13. Arbitration. The Parties agree that, except for any rights that any party may have to apply to a court of competent jurisdiction for specific performance or injunctive relief, all disputes shall be submitted solely and exclusively to final and binding arbitration before a single, neutral arbitrator before the American Arbitration Association (“AAA”), in accordance with the AAA’s prevailing National Rules for the Resolution of Commercial Disputes. Such arbitration shall proceed in New York, New York, and the Demand for Arbitration shall only be filed with the AAA after the initiating party provides the other party(s) with at least thirty (30) days’ advance notice of the contemplated demand. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The initiating party shall advance the arbitration filing fee, and all other AAA administrative fees shall be shared equally by the parties to such a dispute, subject to apportionment by the arbitrator in the award. Each party shall be solely responsible for its own costs and attorneys’ fees. The foregoing notwithstanding, in the event that either party shall institute litigation in court for purposes of seeking injunctive relief or specific performance then all claims, counterclaims or causes of action that one party may have against the other shall be resolved in such litigation and the foregoing requirement that the parties shall resolve their disputes by mandatory arbitration shall be null and void.

14. Survival. The provisions of Sections 7 through 25, along with any other provisions necessary or desirable to accomplish the purposes of such sections, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. The obligation of the Company to make payments to the Executive under Section 7(b) hereof, and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued full performance of his obligations hereunder. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

15. Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when: (i) delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized overnight courier service, delivery charges prepaid, or (iv) one (1) business day after being sent by email or facsimile to the other party at the addresses stated herein or to such other address of which either party may give notice to the other in accordance with this Section.

If to the Company:

General Counsel

Attn: Kevin M. Sherlock

ComSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Email: KSherlock@COMSovereign.com

With a copy to:                                 Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric M. Hellige

Facsimile: (212) 798-6380

Email: ehellige@pryorcashman.com

If to the Executive:                           Martin R. Wade, III

Email: mwade@broadcaster2.com

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof, including without limitation the employment agreement between the Executive and the Company.

18. Counterparts. This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and permitted assigns. The Executive may not assign his rights or delegate his obligations hereunder. The Company may assign all or any part of this Agreement to any third party that shall (i) acquire the Company, or any parent of the Company, in a merger, (ii) acquire a majority of the capital stock of the Company, or any parent of the Company, or (iii) purchase all or substantially all of the Company’s assets (or all or substantially all of the assets of the portion of the Company’s business that the Executive’s employment was most associated with), provided, however, that in each case the Company shall provide the Executive with written notice thereof.

20. Key Man Insurance. While the Executive is employed by the Company or any of its subsidiaries, the Company may at any time effect insurance on the Executive’s life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Except as provided under the applicable terms of a policy or other arrangement, the Executive will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

21. Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in the New York, New York. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

22. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

24. Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMSOVEREIGN HOLDING CORP.:

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Martin R. Wade, III
Martin R. Wade, III